NAME OF REGISTRANT
Franklin Strategic Mortgage Portfolio
File No. 811-07288

Exhibit Item No. 77I: Terms of new or amended securities


The following series of the Registrant began offering new Class R6 shares on August 1, 2017.
Franklin Strategic Mortgage Portfolio